SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934





Date of Report (Date of earliest event reported) December 3, 1998



           CENTRAL VERMONT PUBLIC SERVICE CORPORATION
     (Exact name of registrant as specified in its charter)



   Vermont                     1-8222          03-0111290
(State of other jurisdic-   (Commission     (IRS Employer
 tion of incorporation)      File Number)    Identification No.)



   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)



Registrant's telephone number, including area code 802-773-2711



                              N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events

Report of the Working Group on Vermont's Electricity Future:

     On July 22, 1998, Governor Dean issued an Executive Order establishing a Working Group on Vermont's Electricity Future (the "Working Group") to lead a new effort to review the issues of potential restructuring of Vermont's electric industry. The Working Group was created to determine how restructuring the electric industry in Vermont can reduce both current and long-term electric costs for all classes of Vermont electric consumers. The Working Group was asked to provide a fact-based analysis of the options for electric industry restructuring and the impact of such industry changes on consumers and upon Vermont utilities. Further, the Working Group was directed by Governor Dean to gather information on and evaluate the possible consequences of the current financial status of Vermont electric utilities. The Working Group was asked to complete its review and report back to Governor Dean and to legislative leaders by December 15, 1998.

     A report was issued by the Working Group on December 18, 1998. Key conclusions of its report are:

1. Vermont should restructure its electric industry by moving rapidly to retail choice whereby consumers would purchase power directly from competing power suppliers.

2. Bankruptcy of Vermont electric utilities should not be viewed as an appropriate means to reduce Vermont utilities' above market power supply costs.

3. Vermont electric utilities should pursue power contract renegotiations through payments to buy down power contracts or buy-out power contracts. Financing for such payments should be obtained in the capital markets after a comprehensive regulatory process dealing with all of the elements of the restructuring of the Vermont electric utility industry.

4. The Vermont electric utilities should pursue auctions of their power generation assets and remaining power contracts.

5.  Consolidation of existing electric utilities in Vermont
(there are currently 22 utilities) should be pursued in order to effect additional savings for utility customers.


     The Working Group noted that by March 1, 2000, most
New Englanders outside Vermont will have a choice of their power supplier. While New England has the highest rates in the nation, electricity costs in Vermont have been among the lowest in the region. However, that advantage is eroding as other states in New England restructure their industries. Therefore, the Working Group recommends that it is in the interest of Vermont ratepayers to have the benefit of a restructured electric utility industry as soon as possible.

     The Company has signed a confidentiality and cooperation agreement with Green Mountain Power and Citizens Utilities to permit an exchange of information to evaluate the possibility of consolidating the Vermont operations of the three utilities. In addition, the Washington Electric Cooperative has recommended that consideration be given to its acquiring Vermont's investor owned utilities and converting them to a cooperative ownership structure.

     The Company supports the Working Group recommendations and will work with the Vermont Public Service Board (PSB) and other parties to implement the plan. However, it is uncertain at this time whether the plan or its key elements including consolidation will ultimately be implemented.

Vermont Retail Rate Increase:

     On December 11, 1998, the PSB approved the retail rate increase agreement reached by the Company and the Vermont
Department of Public Service on October 27, 1998.

     The agreement provides for a temporary rate increase in the Company's Vermont retail rates of 4.7% or $10.9 million on an annualized basis beginning with service rendered January 1, 1999 and sets the Company's allowed return on common equity in its Vermont retail business at 11%. The rate increase is temporary insofar as it is subject to adjustment upon future resolution of the Hydro-Quebec Contract issues presently before the Vermont Supreme Court (VSC). The Company anticipates a resolution of the Hydro-Quebec issues by the end of 1999.

     The agreement incorporates a disallowance of approximately $7.4 million for the Company's purchased power costs under the Hydro-Quebec Contract while the VSC reviews the PSB denial of the Company's claim that the PSB is precluded from again trying the Company on certain Hydro-Quebec Contract issues. Upon approval of the agreement by the PSB, the Company, during the fourth quarter of 1998, recorded a loss of approximately $7.4 million on a pre-tax basis for purchased power expense, representing the Company's estimated loss on the Hydro-Quebec power contract for the twelve months following December 31, 1998.

     Historically, the Company has prepared its financial statements in accordance with Statement of Accounting Standards
(SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," as amended. In order for the Company to report under SFAS No. 71, the Company's rates must be designed to recover its costs of providing service, and the Company must be able to collect those rates from customers. If rate recovery of these costs becomes unlikely or uncertain, whether due to competition or regulatory action, these accounting standards may no longer apply to the Company 's regulated operations. In the event the Company determines that it no longer meets the criteria for applying SFAS No. 71, the accounting impact would be an extraordinary non-cash charge to operations of an amount that would be material. Based on a current evaluation of the various factors and conditions that are expected to impact future cost recovery, including the agreement discussed above, management believes that its regulatory assets are probable of future recovery in the State of Vermont for the Company's retail business.

Fuel Adjustment Clause and Purchased Power Cost Adjustment
 (FAC/PPCA):

     On November 24, 1998, Connecticut Valley Electric
Company Inc. (Connecticut Valley) filed with the New Hampshire
Public Utilities Commission (NHPUC) its annual FAC/PPCA rates to be effective January 1, 1999.

     On January 4, 1999, the NHPUC issued an Order allowing Connecticut Valley to increase the proposed FAC rate of $.008 per kWh and the proposed PPCA rate of $.01000 per kWh, on a temporary basis, effective on all bills rendered on or after January 1, 1999. The NHPUC also ordered Connecticut Valley to file a compliance filing in conformance with this Order no later than January 15, 1999. In addition, the NHPUC also ordered that Connecticut Valley shall pay refunds plus interest to its retail customers for any overcharges collected as a result of the April 9, 1998 Federal District Court Order, should it be overturned or modified and that these proceedings are continued until further notice. For additional information regaring the Federal District Court Order, see the Company's third quarter 1998 Form 10-Q.

First Circuit Decisions:

     On December 3, 1998, the United States Court of Appeals (Court) for the First Circuit announced its decisions on the appeals taken by the NHPUC from the preliminary injunctions issued by the Federal District Court in Rhode Island. Those preliminary injunctions had stayed implementation of the NHPUC's plan to restructure the New Hampshire electrical industry and required the NHPUC to allow the Company's wholly-owned subsidiary, Connecticut Valley, to recover through its retail rates the full cost of wholesale power obtained from the Company.

     In the appeal taken from the preliminary injunction staying restructuring until the plaintiff utilities' claims (including those of the Company and Connecticut Valley) are fully tried, the Court affirmed. The Court found that the Public Service Company of New Hampshire (PSNH) had sufficiently established that without the preliminary injunction against restructuring it would suffer substantial irreparable injury and that it had sufficient claims against restructuring to warrant a full trial. The Court also affirmed the extension of the preliminary injunction to protect the other plaintiff utilities, including Connecticut Valley and the Company, although it questioned whether the other utilities had as strong arguments against restructuring as PSNH because they did not have formal agreements with the State similar to PSNH's Rate Agreement. The Court stated that if the district court awards the utilities permanent injunctive relief against restructuring after the case is tried, then it must explain why the other utilities are also entitled to such relief. The NHPUC filed a petition for rehearing on December 17, 1998. The Court denied the petition on January 13, 1999.

     The Court reversed the district court's preliminary injunction requiring the NHPUC to allow Connecticut Valley to recover in retail rates the full cost of the power it buys from the Company. Although the Court found that Connecticut Valley and the Company had made a strong showing of irreparable injury to justify the preliminary injunction, it concluded that Connecticut Valley's and the Company's claims did not have a sufficient probability of success to warrant such preliminary relief. The Court explained that the filed-rate doctrine preserving the exclusive jurisdiction of the Federal Energy Regulatory Commission over wholesale power rates did not prevent the NHPUC from deciding whether Connecticut Valley's power purchases from the Company were prudent given alternative available sources of wholesale power. The Court specifically stated, however, that upon the vacating of the preliminary injunction the NHPUC could only freeze Connecticut Valley's rates at their 1997 level.

     On December 17, 1998, Connecticut Valley and the Company filed a petition for rehearing on the grounds that the Court had not given sufficient weight to the district court's factual findings and that the Court had misapprehended both factual and legal issues. Connecticut Valley and the Company also asked that the entire Court, rather than only the three-judge appellate panel that had issued the December 3 decision, consider their petition for rehearing. On January 13, 1999, the Court denied the petition for rehearing.

     Connecticut Valley and the Company then requested the Court to stay the issuance of its mandate until the companies file a petition of certiorari to the United States Supreme Court and the Supreme Court acts on the petition.

     On January 22, 1999, the Court denied the companies' request. However, the Court granted a 21-day stay to enable the Company to seek a stay pending certiorari from the Circuit Justice on the Supreme Court. The Company will seek a stay of the mandate on or before February 12, 1999, which will stay the mandate until the Circuit Justice rules on the motion. At the same time, Connecticut Valley and the Company plan to submit a petition of certiorari to the United States Supreme Court.

     If the mandate is not stayed, the Company believes the NHPUC will re-establish Connecticut Valley's rates on a non cost-of-service basis. As a result, Connecticut Valley would no longer qualify for the application of SFAS No. 71, and would have to write-off all its regulatory assets associated with its New Hampshire retail business estimated at approximately
$1.4 million on a pre-tax basis as of December 31, 1998.
In addition, if Connecticut Valley's rates are retroactively reduced back to the level prevailing on December 31, 1997, Connecticut Valley would have to record a loss for an estimated
$4.5 million pre-tax for disallowed power costs during calendar year 1999 and refund obligations back to May 1, 1998.

     If the NHPUC re-establishes Connecticut Valley's rates on a non cost-of-service basis, the revenue shortfall and write-offs triggered by that decision could result in Connecticut Valley's insolvency or defaults which, if not waived or renegotiated, would give Citizen's Bank of New Hampshire the right to accelerate the repayment of a $3.75 million loan with Connecticut Valley.

     Although no trial date has yet been set, trial in the District Court could be held as early as March of this year on the Company and Connecticut Valley's request for a permanent injunction. Such an injunction, if granted, would require the NHPUC to allow Connecticut Valley to recover the full cost of the wholesale power obtained from the Company through its retail rates. However, the Company cannot predict the outcome of this or any of the other related litigation.

Other:

     Carl E. Horton, Sr. who has been a member of the Company's
Board of Directors advisory council since August 1, 1998 has chosen, for business reasons, not to be a candidate for directorship at the Company's Annual Meeting of Stockholders to be held May 4, 1999.

     This document contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will depend, among other things, upon the actions of the Vermont Legislature, regulators in Vermont and New Hampshire, the Federal Energy Regulatory Commission as well as the litigation discussed herein. The Company cannot predict the outcome of any of these proceedings.

                            SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                  CENTRAL VERMONT PUBLIC SERVICE CORPORATION


               BY           James M. Pennington
                  James M. Pennington, Vice President and
                  Controller and Principal Accounting Officer





February 1, 1999